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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 18, 2002 (except for the first paragraph of note 1, as to which the date is July 23, 2002), in Amendment No. 1 to the Registration Statement (Form S-1, No. 333-101668) and related Prospectus of Quantum Fuel Systems Technologies Worldwide, Inc. (the "Company") to be filed on or about December 17, 2002 with the Securities and Exchange Commission.

     Our audits also included the financial statement schedule of the Company listed in Item 16(b). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                            /s/ Ernst & Young LLP

Long Beach, California
December 17, 2002